Registration No. 333-______
As filed with the United States Securities and Exchange Commission on May 3, 2024.
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
__________________
ZURN ELKAY WATER SOLUTIONS CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	20-5197013
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
511 W. Freshwater Way Milwaukee, Wisconsin (Address of Principal Executive Offices)	53204 (Zip Code)
__________________
ZURN ELKAY WATER SOLUTIONS CORPORATION
EMPLOYEE STOCK PURCHASE PLAN
(Full title of the plan)
___________________

JEFFREY J. LAVALLE Vice President, General Counsel and Secretary Zurn Elkay Water Solutions Corporation 511 W. Freshwater Way Milwaukee, Wisconsin 53204	Copy to: RYAN P. MORRISON Quarles & Brady LLP 411 East Wisconsin Avenue Milwaukee, Wisconsin 53202
(Name and address of agent for service)
(855) 480-5050 (Telephone number, including area code, of agent for service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE
This Registration Statement is being filed to register 2,000,000 shares of common stock of Zurn Elkay Water Solutions Corporation (the “Registrant”) that may be issued, offered, or sold, as applicable under the Zurn Elkay Water Solutions Corporation Employee Stock Purchase Plan (the “Plan”) to eligible employees of the Registrant pursuant to the Plan.

PART I
Information specified in Part I of Form S-8 (Items 1 and 2) will be sent or given to Plan participants as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.  Incorporation of Documents by Reference
    The following documents filed with the Commission by the Registrant are incorporated by reference in this Registration Statement:
a.The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023;
b.The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2024;
c.The Registrant’s Current Reports on Form 8-K filed on April 23, 2024 and May 3, 2024; and
d.The description of the Registrant’s Common Stock contained in the Registration Statement on Form 8-A/A filed by the Registrant with the Commission on July 15, 2014, and any amendment or report filed with the Commission for the purpose of updating such description.
All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents.
Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.
Item 6. Indemnification of Directors and Officers
Section 145 of the Delaware General Corporation Law permits corporations to indemnify directors and officers. The statute generally requires that to obtain indemnification the director or officer must have acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation; and, additionally, in criminal proceedings, that the officer or director had no reasonable cause to believe his conduct was unlawful. In any proceeding by or in the right of the corporation, no indemnification may be provided if the director or officer is adjudged liable to the corporation (unless ordered by the court). Indemnification against expenses actually and reasonably incurred by a director or officer is required to the extent that such director or officer is successful on the merits in the defense of the proceeding. The Registrant’s Bylaws provide generally for indemnification, to the fullest extent permitted by Delaware law, of a director and officer who was or is a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”), by reason of the fact that he or she is or was a director or officer of the company or was serving at the request of the company as a director, officer, employee or agent of certain other related entities. The Bylaws provide that the indemnification will cover all costs, charges, expenses, liabilities and losses reasonably incurred by the director or officer. The Bylaws further provide that a director or officer has the right to be paid expenses incurred in defending a proceeding, except the amount of any settlement, in advance of its final disposition upon receipt by us of an undertaking from the director or officer to repay the advances if it is ultimately determined that he or she is not entitled to indemnification.
The Registrant has entered into Indemnification Agreements with its directors and certain officers. The Indemnification Agreements provide generally that the Registrant must promptly advance directors and certain officers all reasonable costs of defending against certain litigation upon request, and must indemnify such director or officer against liabilities incurred in connection with such litigation to the extent that such director or officer is successful on the merits of the proceeding, or, if unsuccessful, to the extent that such director or officer acted in good faith. However, no indemnification will be made under the Indemnification Agreement if the director or officer is found to not have acted in good faith. The advance is subject to repayment under certain circumstances.
The Registrant’s directors and officers are also covered by insurance policies indemnifying them (subject to certain limits and exclusions) against certain liabilities, including certain liabilities arising under the Securities Act of 1933, as amended, which might be incurred by them in such capacities and against which they cannot be indemnified by the Registrant.

Item 8.  Exhibits

Exhibit Number	Description	Incorporated Herein by Reference To	Filed Herewith
4.1	Amended and Restated Certificate of Incorporation of the Registrant, as amended through July 1, 2022	Exhibit 3.1 to the Registrant’s Form 10-Q filed July 26, 2022
4.2	Amended and Restated By-Laws of the Registrant, as amended through July 1, 2022	Exhibit 3.2 to the Registrant’s Form 8-K filed July 1, 2022
4.3	Zurn Elkay Water Solutions Corporation Employee Stock Purchase Plan		X
5	Opinion of Quarles & Brady LLP		X
23.1	Consent of Ernst & Young LLP		X
23.2	Consent of Quarles & Brady LLP		Contained in Opinion filed as Exhibit 5
24	Power of Attorney		Contained in Signatures page to this Registration Statement
107	Filing Fee Table		X

Item 9.  Undertakings
(a)    The Registrant hereby undertakes:
(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)    To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;
(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
    Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.
(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)    Reference is made to the indemnification provisions described in Item 6 of the Registrant’s previous Registration Statement on Form S-8 (File No. 333-180450); as noted above, portions of such Registration Statement on Form S-8 are incorporated by reference into this Registration Statement on Form S-8.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
* * *

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milwaukee, State of Wisconsin, on May 3, 2024.

Zurn Elkay Water Solutions Corporation
(Registrant)

By:	/s/ Todd A. Adams
Todd A. Adams
Chairman of the Board and Chief Executive

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Todd A. Adams, Mark W. Peterson and Jeffrey J. LaValle, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and any other regulatory authority, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.*

Name	Capacity
/s/ Todd A. Adams	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)
Todd A. Adams
/s/ Mark W. Peterson	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)
Mark W. Peterson
/s/ Mark S. Bartlett	Director
Mark S. Bartlett
/s/ Jacques Don Butler	Director
Jacques Don Butler
/s/ Thomas D. Christopoul	Director
Thomas D. Christopoul
/s/ Timothy J. Jahnke	Director
Timothy J. Jahnke
/s/ David C. Longren	Director
David C. Longren
/s/ Emma McTague	Director
Emma McTague
/s/ George C. Moore	Director
George C. Moore
/s/ Rosemary Schooler	Director
Rosemary Schooler
/s/ Peggy N. Troy	Director
Peggy N. Troy

*Each of these signatures is affixed as of May 3, 2024.